Exhibit 10.8

                                LICENSE AGREEMENT


     This License Agreement (the "Agreement") is made this 20th day of October, 1998, between Gargoyles, Inc. ("Gargoyles" or "Licensor"), a Washington corporation having a principal place of business at 5866 South 194th Street, Kent, Washington 98032, and Aearo Company ("Aearo" or "Licensee"), a Delaware corporation having a principal place of business at 5457 West 79th Street, Indianapolis, Indiana 46268.

     WHEREAS, Gargoyles is the owner of United States Patent No. 4,741,611 (the "'611 Patent") and the United States Design Patent No. 270,165 (the "`165 Patent") (together, the "Patents").

     WHEREAS, it is the intent of the parties that Aearo be permitted to continue to sell licensed products (as herein defined) in the markets in which it currently sells protective eyewear and not to drastically interfere with Aearo's sales in such markets nor expand such markets except as expressly described herein.

     NOW THEREFORE, the parties agree as follows:

     1. Gargoyles hereby grants to Aearo and its manufacturer representatives, manufacturers, assemblers, and makers a world-wide, paid-up, perpetual, non-cancelable, non-exclusive license ("License") to make, have made, use, sell, and offer for sale any product currently marketed by Aearo that may be covered by the patents, and all name changes, variations and minor product improvements ("the Licensed Products").

     2. Aearo will pay Gargoyles a one-time, lump sum royalty in the amount of $1.2 million for any past and future sales of the Licensed Products, payable in full on October 20, 1998.

     3. Notwithstanding paragraph 1, Aearo agrees that, during the life of the `611 Patent, it will not market, sell or distribute the Licensed Products to sunglass specialty stores (including but not limited to Sunglass Hut and comparables stores), NASCAR and related track-side sales locations, other automotive stores (such as NAPA and Snap-On stores), country-western stores, and



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rodeos.  As to all other  sales under  paragraph  1, during the life of the `611
Patent, Aearo will position Licensed Products as safety eyewear at Aearo's current range of safety eyewear prices by industry or product segments (plus inflation), although nothing in this License shall be construed to affect Aearo's right to emphasize the fashionable aspects of the Licensed Products.

     4. In the event any sale by Aearo of any Licensed Products to the United States military would displace a royalty to Gargoyles that Gargoyles is receiving as a result of Gargoyles, Inc. v. United States, Aearo agrees not to make such sale unless Aearo and Gargoyles can agree on alternative arrangements.

     5. All points of purchase materials, packaging and other marketing materials used by Aearo with respect to the Licensed Products will reflect the positioning of the Licensed Products as safety eyewear.

     6. Neither parties' marketing materials or product promotions reflecting Licensed Products or any eyewear covered by the `611 Patent or the `165 Patent will refer to the other party's products or compare the other party's products to its own.

     7. Any dispute arising under this Agreement shall be resolved by arbitration in Boston, Massachusetts pursuant to the rules of the American Arbitration Association, provided, however, that no arbitration shall be initiated until the following has been complied with: any party who believes the other is in default of this Agreement shall notify the other party in writing describing the default and demanding that the party cure the default. If, within 60 days, the party cures the default, then no arbitration shall be brought. If, however, after 60 days, the party does not cure the default or the parties cannot otherwise resolve the dispute, then and only then can arbitration be instituted. The arbitrator may award the prevailing party the costs of bringing the arbitration, including attorneys' fees, if and only if the other party's position was not substantially justified. Nothing in this paragraph shall affect the right or either party to seek instructive relief provided that no such relief shall be sought until after the expiration of the 60-day cure period and provided further that, after the party's motion for such relief is decided upon by the trial court, the parties proceed to arbitration as provided herein.


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     8. This Agreement is effective as of October 20th, 1998.

     9. This License shall not be transferred by Aearo to any third party, except that any rights to this License may be transferred to Cabot Safety Intermediate Corp. ("Cabot") and Cabot may in turn sublicense such rights solely to Aearo. For purposes of this paragraph, a transfer shall not include any merger, reorganization, or sale of all, or substantially all, of the assets or stock of Aearo.

Gargoyles, Inc.:                      Aearo Company:



/s/ Leo Rosenberger                   /s/ Michael A. McLain
----------------------                ---------------------------------
Leo Rosenberger                       Michael A. McLain
CEO and CFO                           President and CEO